Exhibit 32.1

Certification of Chief Executive Officer, Pursuant to
Rule 13a-14(b) and 18 U.S.C. Section 1350

In connection with the Quarterly Report on Form 10-Q of Borland Software Corporation (the “Company”) for the quarterly period ended September 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Dale L. Fuller, as Chief Executive Officer of the Company, hereby certifies, pursuant to Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. § 1350 that, to the best of his knowledge:

(1)	the Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

(2)

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at the end of the periods covered by the Report and results of operations of the Company for the periods covered by the Report.

/S/ DALE L. FULLER
Dale L. Fuller Chief Executive Officer November 13, 2003

This certification accompanies this Report pursuant to § 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of § 18 of the Securities Exchange Act of 1934, as amended. This certification shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Report), irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by § 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.